EXHIBIT 99.1

Virtu Financial Announces Retirement of Douglas Cifu and Names Aaron Simons as New CEO

July 30, 2025

NEW YORK, July 30, 2025 (GLOBE NEWSWIRE) -- Virtu Financial, Inc. (NYSE: VIRT) a leading provider of global, multi-asset financial services that delivers liquidity and innovative, transparent products across the entire investment cycle to the global markets, today announced that its Board of Directors has appointed its longtime Chief Technology Officer Aaron Simons as the company's new Chief Executive Officer and a member of the Board. Mr. Simons succeeds Douglas Cifu who will retire as CEO and remain an advisor to Virtu.

As a co-founder of Virtu, Mr. Cifu helped Virtu grow from its founding, through the acquisition of Madison Tyler, its IPO in 2015, and its subsequent acquisitions of KCG and ITG that significantly expanded Virtu’s footprint in global market making and execution services.

Aaron Simons previously served as Executive Vice President and Chief Technology Officer of Virtu Financial. Mr. Simons joined Virtu in 2008 after completing his postdoctoral research in theoretical physics and has worked across trading and technology within the firm. As CTO of Virtu, Mr. Simons’s role included oversight of all technology and infrastructure, including the post-merger technology integrations of both KCG and ITG.

“For nearly 20 years, Doug has been an indispensable partner, trusted advisor, and steadfast leader,” said Virtu Financial Co-Founder and Chairman Emeritus, Vincent Viola. “His contributions helped shape the foundation and future of our firm. I’m deeply grateful for his loyalty, friendship, and unwavering belief in our shared vision. Doug’s legacy will endure in the values he championed and the many people he mentored along the way. It has been a true privilege to share this journey with him, and I wish him nothing but fulfillment and joy in this next chapter.”

“On behalf of the Board, I want to thank Doug for his extraordinary leadership and countless contributions to the firm. It has been a privilege to work with Doug, whose leadership, integrity, and passion for Virtu have left an indelible mark. Thanks to Doug, the firm is stronger than ever and well-positioned for continued growth with a clear strategy forward,” said Michael Viola, Chairman of Virtu Financial.

Mr. Viola continued, “Having worked closely with Aaron for over a decade in his role as Chief Technology Officer, the Board is confident that he possesses the leadership, judgement, and vision to build on our momentum. This transition reflects the strength of our internal talent and long-term planning. We are excited for Aaron and look forward to supporting him as he leads Virtu into the future.”

“It has been the privilege of my career to lead and to serve among and alongside my great colleagues at Virtu and to be a part of its spectacular growth. I can’t thank my partner, Vincent Viola, enough for allowing me this opportunity. Over the past 18 years, together we have built a special firm and grown it into one of the leading global market making and execution services providers,” said Doug Cifu, Virtu CEO. “The talent, integrity, and passion of our team give me confidence that Virtu’s best days are still ahead as it continues to grow.”

“It’s an honor to follow Doug, whose leadership has positioned Virtu for long-term success. I am grateful for the trust placed in me by the Board and for the strong foundation Doug helped us create,” said incoming CEO, Aaron Simons. “Our strategic direction is clear, and I am excited about what we can accomplish together in the years ahead.”

About Virtu Financial, Inc.
Virtu is a leading provider of financial services and products that leverages cutting-edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to its clients. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology. Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income and myriad other commodities. In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre- intra- and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

Contact:

Investor Relations and Media Relations
Andrew Smith
media@virtu.com
investor_relations@virtu.com